UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Golden Oval Eggs
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Golden Oval Eggs, LLC
1800 Park Avenue East
P.O. Box 615
Renville, MN  56284

GOLDEN OVAL EGGS, LLC

March 20, 2008

Dear Member:

You are cordially invited to attend the Annual Meeting of Members of Golden Oval Eggs, LLC, which will be held at Jackpot Junction Hotel, Morton, Minnesota on Tuesday, April 8, 2008.  The schedule for the day of the Annual Meeting of Members is as follows (all times Morton, Minnesota local time):

1:00 p.m.	Registration
1:30 p.m.	Annual Meeting

Please RSVP before April 7th by calling 877.767.5044 and leaving a message if you are planning to attend, including the number of people in your party.

Details of the business to be conducted at the Annual Meeting of Members are given in the attached Notice of Annual Meeting of Members and Proxy Statement.

Your vote is important. Even if you do not plan to attend the meeting, it is important that your units be represented and voted at the meeting. Therefore, if you do not plan to attend the meeting, I encourage you to sign, date, and promptly return the enclosed mail ballot in the enclosed postage-paid envelope.  Instructions for voting by the mail ballot are included in the enclosed proxy statement and on the mail ballot itself.  If you intend to vote by mail with the enclosed mail ballot, we must receive the mail ballot by Monday, April 7, 2008 for it to be included in the voting at the Annual Meeting of Members.  Although we encourage you to vote by mail, if you plan to attend the Annual Meeting of Members, you may vote in person.

On behalf of the Board of Managers, I would like to express our appreciation for your continued support of Golden Oval Eggs, LLC.

Sincerely,

/s/ Dana Persson
Dana Persson
President /Chief Executive Officer

GOLDEN OVAL EGGS, LLC

NOTICE OF ANNUAL MEETING OF MEMBERS

Date:	Tuesday, April 8, 2008

Time:	1:30 p.m. local time
Registration begins at 1:00 p.m.

Place:	Jackpot Junction Hotel, Morton, Minnesota

The purposes of the Annual Meeting of Members are:

1.                                       To elect three managers to serve on our Board of Managers for terms expiring at the Annual Meeting of Members to be held in 2011 or until such manager’s successor is elected and shall qualify; and

2.                                       To act upon such other matters that may properly be brought before the meeting.

Only Golden Oval Eggs, LLC, members of record at the close of business on February 29, 2008 will be entitled to notice of, and to vote at, the Annual Meeting of Members.  Please vote by one of these methods:

•                  Complete, sign, date and return the enclosed mail ballot in the enclosed postage-paid envelope to be received by Monday, April 7, 2008; or

•                  Cast your vote in person at the Annual Meeting of Members.

By Order of the Board of Managers,

/s/ Paul Wilson
Paul Wilson
Secretary

Renville, Minnesota

March 20, 2008

i

GOLDEN OVAL EGGS, LLC

PROXY STATEMENT FOR ANNUAL MEETING OF MEMBERS
TO BE HELD APRIL 8, 2008

Your vote is very important.  The Board of Managers of Golden Oval Eggs, LLC (the “Company”), is soliciting mail ballots to be voted at the Annual Meeting of Members to be held on Tuesday, April 8, 2008. We are a Delaware limited liability company. Our principal executive offices are located at 1800 Park Avenue East, Renville, Minnesota 56284, and our telephone number is (320) 329-8182.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting of Members. This Proxy Statement and the mail ballot were mailed to members beginning on or about March 20, 2008.

Solicitation of Proxies

The mail ballot solicitation is being made on behalf of our Board of Managers, and we are responsible for the costs associated with such solicitation.  In addition to solicitation by mail, our officers, managers and employees may solicit mail ballots by telephone, electronic communication or in person.

Who May Vote

Only members of record at the close of business on February 29, 2008 will be entitled to notice of and to vote at the Annual Meeting of Members.  On February 29, 2008, there were 5,430,877 Class A Units issued and outstanding.

How You Can Vote

You may vote by one of the following two methods:

•                  Complete, sign and date the enclosed mail ballot and return it in the postage-paid envelope provided, to be received at the Company by Monday, April 7, 2008, or

•                  Cast your vote in person at the Annual Meeting of Members.

How You Can Revoke or Change Your Vote

You may revoke your mail ballot and change your vote before the final vote at the Annual Meeting of Members by:

•                  Sending written notice of revocation to our Secretary (received by April 7, 2008);

•                  Submitting a properly signed mail ballot to the Company with a later date (received by April 7, 2008); or

•                  Revoking your mail ballot in person at the Annual Meeting of Members and voting in person at the Annual Meeting of Members.

General Information on Voting

You are entitled to cast one vote for each of the Class A Units you own as of the close of business on February 29, 2008.  All members are cordially invited to attend the Annual Meeting of Members in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed mail ballot as promptly as possible in order to ensure the representation of your Units at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your mail ballot, you may still vote in person if you attend the Annual Meeting of Members.  Please note, however, that if your units are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the units.  Additionally, in order to vote at the meeting, you must obtain from the record holder a mail ballot issued in your name.

In order to be properly voted, mail ballots must be received by us by Monday, April 7, 2008, prior to the Annual Meeting of Members.

Quorum and Vote Requirements

A quorum, consisting of 20% of the units entitled to vote at the Annual Meeting of Members, must be present in person or by mail ballot before action may be taken at the Annual Meeting of Members.  Votes cast by mail ballot or in person at the Annual Meeting of Members will determine whether or not a quorum is present.  Each of the Class A Units is entitled to one vote.

Pursuant to our Amended and Restated Limited Liability Company Agreement, the Board of Managers has adopted rules and procedures for the election of the various members of the Board of Managers at the Annual Meeting of Members.

The three board seats available for election at this Annual Meeting of Members are currently held by Messrs. Edgington, Breitkreutz and Chan.  The Nominating Committee has nominated and the Board of Managers has ratified the nominations of Messrs. Edgington, Breitkreutz and Chan for election at this Annual Meeting of Members.  In the election of managers, members take action by the affirmative vote of a majority of the voting power of the Class A Units, present either in person or by proxy, at a duly held meeting of the members at which a quorum is present for the transaction of business.  You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Managers.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the managers, it has the same effect as a vote against that manager.  If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.  If you just sign and submit your ballot without voting instructions, your units will be voted “FOR” each nominee for manager and “FOR” any other proposals properly brought before the Members at the Annual Meeting.

All units that have been properly voted, whether by mail ballot or in person, and not revoked, will be voted at the Annual Meeting of Members as designated on the mail ballot.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page furnishes information, as of February 29, 2008, regarding beneficial ownership of our Class A Units by (i) each person known by us to beneficially own more than 5% of our issued and outstanding Class A Units, (ii) each of our managers and each nominee, (iii) each of the Named Executive Officers and (iv) all of our current managers and executive officers as a group.  As of February 29, 2008, there were issued and outstanding 5,430,877 Class A Units.

Unless otherwise noted, the address of each unitholder listed below is c/o Golden Oval Eggs, LLC, 1800 Park Avenue East, Renville, MN 56824.  Except as otherwise noted, each unitholder listed below has sole investment discretion and voting power with respect to the Class A Units listed.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), in computing the number of Class A Units beneficially owned by a person and the percentage ownership of that person, Class A Units subject to options, warrants or convertible securities held by that person that are currently exercisable or exercisable within 60 days of February 29, 2008 are treated as outstanding.  These Class A Units, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership of Class A Units
Name	Number	Percentage
Land O’Lakes, Inc.(1) P.O. Box 64101 St. Paul, MN 55164	1,577,842	25.0%
Coop Country Farmers Elevator(2) P.O. Box 604 Renville, MN 56284	556,993	10.3%
Dana Persson(3)	128,291	2.4%
Thomas A. Powell(3)	0	*
Robert A. Harrington(3)	2,703	*
Marvin Breitkreutz(4)(5)(6)	29,168	*
Chris Edgington(4)(5)(7)	15,832	*
Loren Norgaard(4)	22,880	*
Mark Chan(4)(5)(8)	19,728	*
Howard Dahlager(4)(9)	6,576	*
Paul Wilson(4)	6,288	*
All managers and current executive officers as a group(9 persons)	242,898	4.5%

*	Less than one percent
(1)

Based upon a Schedule 13D/A filed with the SEC on February 20, 2008. Includes 880,492 Class A Units issuable upon exercise (and subsequent conversion into Class A Units) of a warrant to purchase Class A Convertible Preferred Units pursuant to a warrant granted to Land O’ Lakes as of February 15, 2008.

(2)	Based upon a Schedule 13G filed with the SEC on January 7, 2005.
(3)	Named Executive Officer of the Company.
(4)	Manager of the Company.
(5)	Director nominee standing for election at this Annual Meeting of Members.
(6)	Includes 6,864 Class A Units held by Mr. Breitkreutz’s wife. Also includes 22,304 Class A Units held jointly by Mr. Breitkreutz and his spouse.
(7)	All units are held through TCI, Inc., of which Mr. Edgington is a controlling person.
(8)	Includes 15,728 Class A Units held by MC&S Inc., a corporation owned by Mr. Chan and his family, and 4,000 Class A Units held solely by Mr. Chan.
(9)	Includes 4,576 Class A Units held by JSF, Inc., of which Mr. Dahlager is a one-third owner, a director, and an officer. Also includes 2,000 shares held solely by Mr. Dahlager.

PROPOSAL 1:
ELECTION OF MANAGERS

Under our Amended and Restated Limited Liability Company Agreement, the number of managers is to be set by the Board of Managers, but may not be less than five.  The Board has set the number of managers at seven.  Our Amended and Restated Limited Liability Company Agreement provides that the board of managers is classified into three classes, with the members of each class to serve for a staggered term of three years. As the term of each class expires, the successors to the managers in that class will be elected for a term of three years.  The terms of three managers, Chris Edgington, Marvin Breitkreutz and Mark Chan, are expiring at this Annual Meeting of Members.  Therefore, three candidates will be elected at the Annual Meeting of Members to serve as members of our Board of Managers for a three year term, with their terms expiring at our Annual Meeting of Members to be held in 2011 or until their successor is elected and qualified.  In the election of managers, members take action by the affirmative vote of a majority of the voting power of the Class A Units present either in person or by proxy at a duly held meeting of the members at which a quorum is present for the transaction of business.

The Nominating Committee has nominated, and the Board of Managers has ratified the nomination of, Chris Edgington, Marvin Breitkreutz and Mark Chan for election to the Board of Managers.  Each person has consented to be nominated and we have no reason to believe any nominee will not be able to serve as a manager if elected.  Should any nominee be unable to serve as a manager, the persons named as proxies may vote for a substitute nominee in their discretion.

The name and age of each of the nominees for election to our Board of Managers, his principal occupation and other information is set forth below, based upon information furnished to us by the nominee.

Candidates for Election as Manager to Serve until 2011

Chris Edgington, age 46.  Mr. Edgington is a farmer from St. Ansgar, IA.  He operates a grain and livestock operation along with his brother and father.  Mr. Edgington graduated from Iowa State University in 1984 with a Bachelor of Science in Animal Science.  Previous board experience includes Mitchell County Extension Council, Mitchell County Pork Producers, and Iowa Pork Producers Leadership Committee.  Mr. Edington also currently serves on the Ag Ventures Alliance  Board and Agventures Development Board and is Chairman of the GOE Board of Managers.

Marvin Breitkreutz, age 64.  Mr. Breitkreutz previously served as a director of the cooperative since its formation in 1994 and now serves as a manager.  He previously served as Vice Chairman.  He also serves as Chairman of the Red River Valley Farmers Insurance Pool.  Marvin has served on the board for the Southern Minnesota Sugar Beet Cooperative, as well as being a past township supervisor and previous chairman of the Renville County Farm Bureau.  Marvin lives and farms near Renville, Minnesota where he raises sugar beets, corn and soybeans.

Mark Chan, age 48.  Mr. Chan previously served as a director of the cooperative from February 2000 through the date of the cooperative’s conversion and currently serves as a manager.  He has served as Vice Chairman and Secretary/Treasurer.  Mr. Chan also was a past director of Coop Country Farmers Elevator and ValAdCo.  Mr. Chan is an owner and manager of a family farm operation near Renville, Minnesota that raises corn, soybeans and green peas.

THE BOARD OF MANAGERS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES

Managers Serving Continuing Terms

Name and Address	Age	Position	Term Expires

Howard Dahlager	59	Manager, Vice Chairman of the Board	2009

Loren Norgaard	58	Manager	2009

Paul Wilson	52	Manager, Secretary/Treasurer of the Board	2010

Howard Dahlager.  Mr. Dahlager was elected as a manager at the Annual Meeting of Members held on March 29, 2006 and currently serves as Vice Chairman.  Since 1981, Mr. Dahlager has been a controlling shareholder and officer of JSF, Inc.  In addition to farming approximately 2,000 acres of corn, soybeans, wheat and sugar beets, JSF operates a seed conditioning facility that works with Stine Seed Company to distribute soybean seed throughout southern Minnesota.  He has previously served on the boards of Minnesota Crop Improvement Association, Minnesota Corn Processors, LLC and Minnesota Soybeans Growers Association.  Mr. Dahlager received his Bachelor of Science degree in mathematics from Moorhead State University.

Loren Norgaard.  Mr. Norgaard has served as our manager since December 18, 2007.  Since 2005, Mr. Norgaard has been semi-retired.  Currently he is a part-time estimator and project manager for SB Restoration.  From 1972 to 2004, Mr. Norgaard operated Norgaard Farms, a corn and soybean farm, as well as a hog operation, in Hazel Run, Minnesota.  Since 1992, he has been a board member of BCH Enterprises LLP, a farrow to finish operation in Boyd, Minnesota.  From 1984 to 1997, Mr. Norgaard was a board member of TriLine Elevator and served as the board secretary for eleven of those years.  From 1992 to 2002, Mr. Norgaard was a board member of Phenix BioComposites, a company that developed and produced biocomposite material.  Mr. Norgaard is a graduate of Concordia College, Moorhead.

Paul Wilson.  Mr. Wilson began serving as a manager March 15, 2005 and is currently the Secretary/Treasurer of the Board.  Since 2000, Mr. Wilson has been Vice-President/Loan Officer of the F & M Bank in Clarkfield, Minnesota, where he has been employed since 1998.  A fifth generation farmer, he has experience raising grain and turkeys on his family farm.  Currently, Mr. Wilson serves on the boards of the Economic Development Association and the Upper Minnesota Valley Business Development Association.  Mr. Wilson is also a school board member of the Clarkfield Charter School and President of the Clarkfield Lions Club.

CORPORATE GOVERNANCE

Manager Attendance at Meetings

The Board of Managers met 14 times during fiscal year 2007. Each person who served as a manager in fiscal year 2007 attended at least 75% of the meetings of the Board of Managers and any committee on which he served.

We do not have a formal policy on attendance at meetings of our members. However, we encourage all Board members to attend member meetings. The 2007 Annual Meeting of Members was attended by each of the managers serving at that time.

Independence of Managers and Committee Members

The Board of Managers undertook a review of manager independence in December 2007 as to all six managers then serving.  As part of that process, the Board reviewed all transactions and relationships between each manager (or any member of his immediate family) and us, our executive officers and our auditors, and other matters bearing on the independence of managers.  Although none of our securities are listed on any stock exchange, the

Board of Managers is required to select and apply the independence standards of a stock exchange.  For the purposes of determining the independence of our managers and committee members, the Board of Managers selected the NASDAQ Marketplace Rules.  As a result of its review, the Board of Managers affirmatively determined that each of the managers is independent according to the “independence” definition of the NASDAQ Marketplace Rules.

We have also established separate criteria for eligibility to serve as a member of our Compensation Committee and Audit Committee.

The charter of the Compensation Committee requires that this committee consist of no fewer than two members and that all members of the Committee must also satisfy the independence requirements of Section 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986.  Each member of our Compensation Committee meets these requirements.

Under the charter of the Audit Committee, the members of the committee must be independent, non-executive managers, free from any relationship that would interfere with the exercise of independent judgment.  Each member of the Audit Committee must also be “independent” as defined by the applicable rules and regulations of the Securities and Exchange Commission.  Further, all members of the committee must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.  The members of our Audit Committee meet these requirements.

Committees of the Board of Managers

Our Board of Managers has appointed a Compensation Committee, an Audit Committee, a Nominating Committee and a Strategic Alternatives Committee.  The Strategic Alternatives Committee was not active in fiscal year 2007.

The Compensation Committee makes recommendations to our Board of Managers regarding equity and compensation plans, approves certain transactions with officers and managers, and grants awards of our Class A Units.  The Compensation Committee operates under a written charter adopted on November 29, 2006 that may be found by following the “Board of Managers” link under the “Company” section of our website at www.goldenovaleggs.com.  Messrs. Breitkreutz and Edgington currently serve as the members of the Compensation Committee.  Until his resignation on October 5, 2007, Rodney Hebrink also served as a member of the Compensation Committee. The Compensation Committee met seven times in fiscal year 2007.

The Audit Committee selects the independent auditors, reviews the scope of audit and other services by the independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of those audits.  The Audit Committee operates under a written charter adopted on November 29, 2006 that may be found by following the “Board of Managers” link under the “Company” section of our website at www.goldenovaleggs.com.  Messrs. Wilson, Chan and Dahlager serve as members of the Audit Committee.  While none of the current members of the Audit Committee qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations, the Board of Managers believes that the members of the Audit Committee collectively have such knowledge and expertise to perform their duties as members of the Audit committee.  The Audit Committee met eight times in fiscal year 2007.

The Nominating Committee recommends nominees to our Board of Managers. Messrs. Chan, Wilson, and Dahlager currently serve as the members of the Nominating Committee.  The Nominating Committee acts under a written charter adopted on November 29, 2006 that may be found by following the “Board of Managers” link under the “Company” section of our website at www.goldenovaleggs.com.  The Nominating Committee met two times in fiscal year 2007.

Process for Identifying and Evaluating Nominees

The process for identifying and evaluating nominees to the Board of Managers is performed by the Nominating Committee. Generally, the Nominating Committee considers current Board members since they meet the criteria listed above and possess an in depth knowledge of Golden Oval Eggs, our history, strengths, weaknesses, goals and objectives. This level of knowledge has proven valuable to us.

The candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. After completing the evaluation, the Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the members or for election to fill a vacancy.

Manager Nominees for the 2008 Annual Meeting of Members

The Nominating Committee selected the nominees for this 2008 Annual Meeting of Members in March 2008.  Messrs. Edgington, Breitkreutz and Chan were elected to the Board of Managers by our members at the 2005 Annual Meeting of Members.  The Nominating Committee followed the process indicated above to evaluate each candidate for election as a manager at this 2008 Annual Meeting of Members.  We have not engaged a third-party search firm to assist it in identifying potential manager candidates, but the Nominating Committee may choose to do so in the future.

Member Proposals for Nominees

The Nominating Committee will consider written proposals from members for nominees for manager. Any such nominations should be submitted to the Nominating Committee, c/o the Secretary of Golden Oval Eggs, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected); (b) the name and record address of the member and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of our units owned by the member and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the member proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of our units beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described under the caption, “Member Proposals for the 2009 Annual Meeting of Members” below.

Communications with Managers

Members may communicate with the Board of Managers as a group, the chair of any committee of the Board of Managers or any individual manager by directing the communication in care of Chief Administration Officer, at the address set forth on the front page of this proxy statement.  All communications will be received and processed by the Chief Administration Officer.  Communications are distributed to the Board, or to any individual managers as appropriate, depending on the facts and circumstances outlined in the communication.  You will receive a written acknowledgement from the Chief Administration Officer upon receipt of your communication.

Code of Ethics

On November 29, 2006, we adopted a Code of Ethics and Business Conduct that applies to all managers, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code”).  The Code is a written code of ethics designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (5) accountability for adherence to the Code.  The Code may be found by following the “Board of Managers” link under the “Company” section of our website at www.goldenovaleggs.com.

EXECUTIVE OFFICERS

Below is certain biographical and other information regarding our current executive officers.

Name	Age	Position
Dana Persson	50	President/Chief Executive Officer

Thomas A. Powell	55	Chief Financial Officer

Robert A. Harrington	47	Chief Operating Officer and Executive Vice President of Marketing

Dana Persson.  Mr. Persson served as our President and Chief Executive Officer from our formation as a cooperative in 1994 through the conversion of the cooperative to our limited liability company and through to the present. He presently serves on the board of directors of United Egg Producers and Parthenon Risk Partners.  Prior to 1994, he served as President/CEO of Co-op Country Farmers Elevator of Renville, Minnesota, and general manager of a number of grain marketing and farm supply cooperatives in Minnesota. Mr. Persson was recently appointed by the USDA to serve as a director of the American Egg Board.  Mr. Persson has a degree in Agricultural Business from Ridgewater College in Willmar, Minnesota.

Thomas A. Powell.  Mr. Powell was appointed as our Chief Financial Officer effective July 1, 2007 after serving as our Interim Chief Financial Officer since October 12, 2006.  Since August 2005, Mr. Powell has been a partner of Tatum LLC, an executive services firm.  While a partner of Tatum, Mr. Powell served as the Chief Financial Officer of The Steak-Umm Company, Inc., a provider of frozen sliced beef to the grocery and mass merchandise trade, from August 2005 to March 2006.  Prior to joining Tatum, Mr. Powell served as the Chief Financial Officer of Michelin Footwear, a licensee of Michelin, the French tire company, from March 2004 to July 2005.  From July 2002 to March 2004, he was engaged in consulting and self-employed.  From September 1997 to December 2000, Mr. Powell served first as the Chief Financial Officer and then from December 2000 to July 2002 as the Vice President and General Manager of Alden Merrell Fine Desserts.  Mr. Powell has a Bachelors Degree in Economics from the University of Pennsylvania and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Rob Harrington.  Mr. Harrington was appointed as our Chief Operating Officer and Executive Vice President of Marketing on  May 23, 2006.  From April 2006 to May 2006, Mr. Harrington was a consultant to us focusing on the creation of the business and acquisition/integration plan.  From April 2003 to March 2006, Mr. Harrington served as Senior Vice President of Sales & Marketing for Novartis Nutrition Corporation in Minneapolis, Minnesota.  From October 2000 to March 2003, Mr. Harrington was Senior Vice President of Sales of Novartis Nutrition Corporation in Minneapolis.  Novartis Nutrition Corporation, a subsidiary of Novartis AG, Basel, is a global pharmaceutical and consumer healthcare products company.  Mr. Harrington earned a B.S. in Business Administration from Minnesota State University Mankato.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this Annual Report on Form 10-K as the Named Executive Officers:

•                  Dana Persson, our Chief Executive Officer;

•                  Thomas A. Powell, our Chief Financial Officer; and

•                  Robert A. Harrington, our Chief Operating Officer.

This section is intended to provide a framework within which to understand the actual compensation awarded to or earned by the Named Executive Officers during 2007, as reported in the compensation tables and accompanying narrative sections appearing elsewhere in this Executive Compensation section.

Role of the Compensation Committee in the Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and other senior management, including overseeing all significant aspects of our compensation plans and benefit programs, and approving performance-based compensation and metrics.  The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance.

In carrying out its duties, the Compensation Committee reviews and approves specific compensation programs, including a cash bonus program tied to our financial performance and base salary amounts.

For 2007, the Named Executive Officers were eligible for two types of bonus compensation under their respective employment, non-competition, and severance agreements (referred to in this Proxy Statement as the “Employment Agreements”), short-term incentive compensation and long-term incentive compensation.  Under the Employment Agreements, each Named Executive Officer is eligible for short-term incentive compensation consisting of an individual performance bonus of up to a specified percentage of his base salary on individual performance.  This discretionary bonus structure was modified in December 2006 to be based at least 70% on quantifiable criteria and up to 30% discretionary for fiscal year 2007.  Under the Employment Agreement, each Named Executive Officer is eligible for long-term incentive compensation consisting of a bonus based upon the return on equity (“ROE”) for our company for each fiscal year during the Employment Agreements (referred to in this Proxy Statement as the “ROE Bonus”).  The ROE Bonus was also modified in December 2006 to change the definition of ROE and to adjust the minimum, target and maximum levels of ROE and the corresponding bonus amounts.  Both the short-term incentive compensation and long-term incentive compensation opportunities are explained below.

Role of Compensation Consultant and Management in the Compensation Process

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities.  In July 2006, the Compensation Committee selected The Stanton Group, an executive compensation consultant, to assist it in determining the amount and form of executive compensation for fiscal year 2007.  In determining to engage The Stanton Group, we considered matters bearing upon the independence of The Stanton Group, including the fact that to the Compensation Committee’s knowledge, The Stanton Group did not perform work for any of our management, either personal in nature or relating to our executive compensation.

In determining certain aspects of 2007 compensation, the Compensation Committee reviewed the executive compensation information prepared by The Stanton Group.  Specifically, The Stanton Group prepared a comparative analysis of executive officer compensation and compensation practices of Golden Oval Eggs as compared to a peer group consisting of comparably sized companies in the food industry with a similar number of employees.  This comparative analysis focused on base salary for executive officers, annual incentive compensation, long-term compensation, as well as the overall value of cash compensation and all compensation to executive officers.

The Compensation Committee also reviewed surveys, reports and other market data against which it measured the competitiveness of our compensation program.  The Compensation Committee is committed to continually reviewing our compensation programs to ensure they meet our objectives.

In determining compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers and the amount of potential awards under the discretionary cash bonus program.

None of the Named Executive Officers, other than the Chief Executive Officer, has a role in establishing executive compensation.  From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee.  However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

Executive Compensation Philosophy

The Compensation Committee’s policy is to set executive compensation at levels that are sufficiently competitive with food processing companies of comparable size to attract, retain and motivate the highest quality individuals to contribute to our goals, objectives and overall financial success.

The Compensation Committee’s objectives with respect to the compensation of our executive officers are based on the principles that compensation should, to a significant extent, reflect our financial performance and the executive’s individual contribution to this financial performance.  The primary factors determining executive compensation are the executive’s individual contribution to the group of executives, and this group of executives’ contribution to our financial performance.

Changes in Compensation Programs for 2007

In December 2006, the Compensation Committee recommended, and the Board of Managers approved, objectives of executive compensation.  One long-term objective of executive compensation was to target base salaries at the median (or midpoint) of peer compensation and design incentive programs to also provide median overall compensation to executive officers at the targeted level of performance.  Because of the MoArk Acquisition and the impact of that transaction on our financial performance for the last two months of fiscal year 2006 and fiscal year 2007, the Compensation Committee believed that the bonus structure in the Employment Agreements should be modified and that executive compensation should be more closely tied to objective, measurable performance targets.

Based upon these objectives, in December 2006, the Compensation Committee recommended and the Board of Managers approved changes in the compensation of executive officers so that:

•                  Short-term incentive compensation would be paid in cash;

•                  At least 70% of the short-term incentive compensation should be on quantifiable criteria recommended or approved by the Compensation Committee and a maximum 30% of the short-term incentive compensation is in the discretion of the Board of Managers;

•                  The definition of “return on equity” was modified to include the impact of management incentive compensation so that the definition is calculated based upon the measures in our annual financial statements; and for the ROE Bonus, the threshold level of ROE was increased and the maximum level of ROE was decreased.

In connection with these changes, the Board of Managers and Compensation Committee adopted objectives to be used in connection with the short-term incentive bonus compensation for fiscal year 2007:

•                  For Mr. Persson, the objectives and relative weighting were as follows:  50% relating to profitability/cash flow as measured by EBITDA, 20% relating to cost management as measured in dollars, 20% relating to sales (excluding certain categories) as measured by pounds sold, and 10% in the discretion of the Board of Managers.

•                  For Mr. Powell the objectives and relative weighting were as follows:  50% relating to profitability/cash flow as measured by EBITDA, 15% relating to achievement of planning and control processes as compared to established dates, 10% relating to capital efficiency as measured by the ratio of sales to invested capital, 10% relating to cost management as measured in dollars, and 15% relating to the addition of new equity.

•                  For Mr. Harrington the objectives and relative weighting were as follows:  50% relating to profitability/cash flow as measured by EBITDA, 20% relating to sales (excluding certain categories) as measured by pounds sold, 15% relating to cost management as measured in dollars, and 15% relating to the number of new product lines introduced.

No short-term incentive compensation would be paid for any objective where the achievement of that objective was below the established threshold.

Design of 2007 Bonus Programs

Under their Employment Agreements, as modified by the actions of the Compensation Committee and Board of Managers in December 2006, the Named Executive Officers are eligible for two forms of incentive compensation:

The short-term incentive compensation consisted of a cash bonus, the amount of which is determined based upon the achievement of the Named Executive Officers against performance objectives established by the Board of Directors.  Under this program, Mr. Persson would earn 1% of his base salary at the threshold achievement of each of the measures, 27.5% of his base salary at the target level of each of the measures and 55% of his base salary at the maximum level of each of the measures.  Under this program, Messrs. Powell and Harrington would earn 1% of their respective base salaries at the threshold achievement of each of the measures, 25.5% of their respective base salaries at the target level of each of the measures and 45% of their respective base salaries at the maximum level of each of the measures.

The long-term incentive compensation consisted of a bonus based on our ROE for fiscal year 2007, with ROE defined as our net income for the fiscal year divided by our equity at the end of the previous fiscal year.  Fiscal year net income means the net income reported in the audited consolidated statement of operations for the fiscal year with any appropriate adjustments for any non-recurring income or expense or other exogenous event as determined by the Board of Managers in its sole discretion.  However, no adjustment would be made for the amount of any bonuses to management that has been deducted in calculating the consolidated statement of operations.  As our ROE increases, so does the bonus that may be earned by the Named Executive Officers, which is calculated as a percentage of the Named Executive Officer’s salary.  No ROE Bonus will be paid below a 4.0% ROE.  Unless waived by the Board of Managers in its discretion, the maximum that may be earned as an ROE Bonus is 200%, 150% and 150% of the respective annual base salary for Messrs. Persson, Powell and Harrington, respectively.

For Messrs. Persson, Powell and Harrington, the ROE Bonus is paid 50% in cash and 50% in our Class A Units, with the number of Class A Units we will issue in settlement of the ROE Bonus equal to the dollar amount of the equity portion of the ROE Bonus will be based on the higher of book or market value of the units at the time the bonus is awarded.  Book value will be determined by the most recent year-end audited financial statements.  Market value is be determined by the average price of the Class A Units that have traded in the secondary market during the preceding fiscal year.

The Employment Agreements base the long-term incentive compensation on ROE because the Compensation Committee and the Board of Managers believe this measure is the most appropriate for our business. ROE represents long-term alignment of the unit holders and the management and employees by measuring how well we use members’ invested equity to generate earnings growth and our efficiency at generating profit from every dollar of net assets (assets minus liabilities).  We have historically used ROE as a measure for our business for internal planning purposes and compensation purposes.  Unlike certain other measures, ROE takes into account all of the important measures relating to our business such as earnings, leverage, distributions to the unit holders and increase in long term value of the unit holders’ investment.  The measures used as performance objectives for short-term incentive compensation were selected because they mirror the requirements of covenants with our lenders or are critical to further developing our business.

Elements of In-Service Compensation

The Compensation Committee followed the guiding principles outlined above in the development and administration of these elements of compensation of the Named Executive Officers while serving with us:

•                  Base salary

•                  Short-term incentive compensation

•                  Long-term incentive compensation

The Compensation Committee does not believe that personal benefits or perquisites (i.e. “perks”) are appropriate as a significant element of compensation for the Named Executive Officers, in particular because perks are not conditioned upon performance and are not based upon the contribution of an executive officer to our business.  For fiscal year 2007, the only personal benefit we provided was the use of a vehicle to the Named Executive Officers.

Base Salaries

Mr. Persson’s annual base salary for 2007 was set at $260,000 under the terms of Employment Agreement with him.  On December 18, 2006, the Compensation Committee determined to increase Mr. Persson’s salary as part of its long-term objective of setting base salaries at the median of peer companies for this position.  Mr. Persson’s base salary was increased to $350,000, or approximately 95% of median for that position, effective as of September 1, 2006.  Under Mr. Harrington’s Employment Agreement, which was entered into in May 2006, his annual base salary was set at $240,000.  This base salary was not adjusted in fiscal year 2007.  The Compensation Committee believes that Mr. Harrington’s annual base salary is near the median of peer companies for this position.

Thomas A. Powell was appointed as our interim Chief Financial Officer on October 12, 2006.  At the time of his appointment as our interim Chief Financial Officer, the Compensation Committee recommended, and the Board of Managers approved, Mr. Powell’s compensation of $32,000 per month.  Mr. Powell was hired permanently as our Chief Financial Officer effective July 1, 2007.  In connection with his appointment as Chief Financial Officer, the Compensation Committee recommended and the Board of Managers approved on August 2, 2007 a base salary of $240,000 for Mr. Powell, effective August 1, 2007.  The base salary for Mr. Powell is near the median of peer companies for this position and was determined based upon the responsibilities of the position, the expected contribution of the position to our business, the experience and skill of Mr. Powell in this position, competition in the marketplace for talented Chief Financial Officers, and the amounts we paid to our former Chief Financial Officer.

Short-Term Incentive Compensation

The short-term incentive compensation consisted of a cash bonus, the amount of which is determined based upon the achievement of the Named Executive Officers against performance objectives established by the Board of Directors.  No cash bonuses were awarded to the Named Executive Officers for fiscal year 2007.

Long-Term Incentive Compensation

The long-term incentive compensation component is available to the Named Executive Officers through the ROE Bonus.  Under the matrix associated with the ROE Bonus, no Named Executive Officers earned any ROE Bonus for fiscal year 2007.

Elements of Post-Termination Compensation

We have entered into an employment, non-competition, and severance agreement relating to employment and severance benefits with each of the Named Executive Officers.  Our practice has been to enter into a standard form of agreement with each person appointed by the Board of Managers as an executive officer.  See “Employment and Post-Employment Compensation” of this Executive Compensation section for a discussion of the terms of the employment agreement and the value of benefits payable under the employment agreements with the Named Executive Officers.

Impact of Regulatory Requirements

In determining the compensation policies, programs and actions to be taken by us with respect to executive compensation, the Compensation Committee considers the impact of accounting rules, securities rules and tax rules, including the requirements of Section 162(m) of the Internal Revenue Code that allows us an income tax deduction for certain compensation exceeding $1,000,000 paid in any taxable year to named executive officers.  We have not been limited in our deduction for compensation expenses under Section 162(m) of the Internal Revenue Code in fiscal year 2007 or in any prior fiscal year.

Our unit granting policies have been impacted by the implementation of SFAS No. 123R, which we adopted on September 1, 2007, the beginning of our fiscal year 2007.  Under this accounting pronouncement, we are required to value restricted Class A Units granted prior to our adoption of SFAS No. 123R under the fair value method and expense those amounts in the income statement over the remaining vesting period.  During fiscal year 2007, we determined that future payments of short-term incentive compensation, if any, would be made in cash, rather than half in cash and half in our Class A Units.  This determination was made in part because of the treatment of this compensation under SFAS No. 123R, as well as the tax treatment of this compensation to the Named Executive Officers.

Summary Compensation Table

 The following table shows information concerning compensation earned for services in all capacities during the fiscal year for (i) Dana Persson, who served as our Chief Executive Officer in 2007; (ii) Thomas A. Powell, who served as our Chief Financial Officer in 2007; and (iii) Robert A. Harrington, the only other most highly compensated executive officer whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings (together referred to as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Incentive Plan Compensation and/or Bonus ($)	All Other Compensation ($) (1)	Total ($)
Dana Persson Chief Executive Officer	2007	$350,000	$0	$39,379	$389,379
Thomas A. Powell Chief Financial Officer	2007	$351,015	$0	$52,129	$403,144
Robert A. Harrington Chief Operating Officer	2007	$240,000	$0	$23,341	$263,341

(1)          Includes the following for the Named Executive Officers:

Named Executive Officer	Value of Company Provided Vehicle	Company Match for 401(k) Plan	Company Paid Insurance
Dana Persson	$11,532	$18,932	$8,915
Thomas A. Powell	$2,129	—	—
Robert A. Harrington	$5,352	$9,415	$8,574

Mr. Powell’s compensation also includes $50,000 as additional other compensation through reimbursements for miscellaneous expenses associated with joining us as an employee.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning incentive plan opportunities for the Named Executive Officers during the fiscal year ended August 31, 2007:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dana Persson	09/01/04	1,750	175,000	350,000	421	42,067	84,135
Dana Persson (3)	09/01/04	3,500	96,250	192,500	—	—	—
Thomas A. Powell	08/01/07	1,200	90,000	180,000	288	21,635	43,269
Thomas A. Powell (3)	08/01/07	2,400	54,000	108,000	—	—	—
Robert A. Harrington	05/23/06	1,200	90,000	180,000	288	21,635	43,269
Robert A.Harrington (3)	05/23/06	2,400	54,000	108,000	—	—	—

(1)          Cash portion of bonuses that may have been earned by the Named Executive Officers under their respective employment agreements relating to return on equity in fiscal year 2007.  Target bonus amount represents achievement of mid-point of matrix associated with return on equity bonus.  No bonus amounts were earned under the employment agreements relating to return on equity.  For explanation of these employment agreements, refer to the heading “Employment Agreements and Post-Employment Compensation” of this section.

(2)          Represents portion of bonus payable in restricted Class A Units that may have been earned by the Named Executive Officers under their respective employment agreements relating to return on equity in fiscal year 2007.  The number of Class A Units to be issued is based on the higher of book or market value of the units at the time the bonus is awarded.  For the purposes of this table, we have calculated book value of $4.16 and market value of $2.78 per unit at August 31, 2007.  Therefore, we have used book value to determine the number of Class A Units that may be issued.  No bonus amounts were earned under this provision of the employment agreements relating to return on equity, please see the Summary Compensation Table column entitled “Unit Award.”

(3)          Represents the short-term incentive compensation that may have been earned by the Named Executive Officers under their respective employment agreements, as modified by the Board of Managers in December 2006.  No bonus amounts were earned as short-term incentive compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards of our Class A Units outstanding to the Named Executive Officers at August 31, 2007.

	Unit Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($) (1)
Dana Persson	1,664	$4,626
Dana Persson	7,990	$22,212
Thomas A. Powell	—	—
Robert A. Harrington	1,811	$5,035

(1)          Fair market value is $2.78 per unit as of August 31, 2007 and is based on the average of all trades made in the fiscal year.

2007 Options Exercises and Units Vested

The following table sets forth certain information concerning lapse of restrictions on transfer and termination of forfeiture restrictions (that is, vesting) of Class A Units during fiscal 2007 for the Named Executive Officers.  We have not granted any of the Named Executive Officers options to purchase our Class A Units.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Dana Persson	37,625	$104,598
Thomas A. Powell	—	—
Robert A. Harrington	892	$2,480

(1)          Represents the fair market value of Class A Units on the date of vesting.

Employment Agreements and Post-Employment Compensation

Effective September 1, 2004, we entered into an employment, non-competition and severance agreement with our President and Chief Executive Officer, Dana Persson for an initial term of employment ending August 31, 2007.  Under the agreement, we will pay Mr. Persson an annual base salary of $260,000.  On December 18, 2006, the Board of Managers increased Mr. Persson’s base salary to $350,000 effective September 1, 2006.  Effective as of May 23, 2006, we entered into a similar employment, non-competition and severance agreement with Robert A. Harrington to serve as our Chief Operating Officer for an initial term ending August 31, 2009.  We will pay Mr. Harrington an annual base salary of $240,000.  We entered into a similar employment, non-competition and severance agreement with Thomas A. Powell effective August 1, 2007.  During the term of the Agreement, Mr. Powell will serve as our Chief Financial Officer for an annual base salary of $240,000.  Collectively, the employment, non-competition and severance agreements with Messrs. Persson, Harrington and Powell are referred to as the “Employment Agreements.”

As used in the Employment Agreements the following terms have the following meanings, with the term “Company” referring to us and “NEO” referring to Messrs. Persson, Harrington and Powell as appropriate:

Term	Definition

Cause

shall mean (i) repeated disobedience or insubordination after written notice of same either by the Board of Managers to the CEO or by the CEO to the CFO or COO, as applicable, and if the disobedience or insubordination is not cured by NEO within ten days after receiving notice from Company, (ii) any other breach by NEO of any of his agreements contained in the applicable Employment Agreement if the breach is not cured by NEO within ten days after receiving notice of the breach from Company, (iii) willfully making derogatory statements regarding Company, (iv) misappropriation of any of Company’s funds, (v) fraud, or (vi) any criminal conviction of an act of moral turpitude by NEO.

Disability

shall be deemed to occur on the earlier of: (1) the date on which NEO is determined to be permanently disabled for the purposes of any disability benefits provided to NEO by Company; or (2) the date as of which NEO has been incapable of performing NEO’s duties under the applicable NEO’s Employment Agreement for a continuous period of 60 days or for periods aggregating 60 days within a period of 365 days; or (3) the date of certification to Company by a physician approved by Company that NEO is so mentally or physically disabled or impaired as to be incapable of engaging in and performing the duties of the employment position with Company which NEO occupied prior to the commencement of the disorder that led to the disability and upon the certification by the physician that the disability is likely to be permanent.

The Employment Agreements will automatically renew for successive one-year periods unless notice is given by either party not less than 60 days before the end of the then-current employment term.

Under the Employment Agreements, the executive officers will be entitled to group health, life, long-term disability and other insurance programs, and the executive officers have been receiving these benefits on the same  terms and conditions as our other employess.  The executive officers will also be entitled to participate in our 401(k) program or any other group benefits provided to our other employees.  Mr. Persson is also entitled to use of a Company automobile or an automobile allowance.

Please see “Executive Compensation — Compensation Discussion and Analysis — Changes in Compensation Programs for 2007” for a description of actions taken in December 2006 by the Compensation Committee and the Board of Managers that modified certain provisions of the Employment Agreements.  The terms of the Employment Agreements prior to the actions by the Compensation Committee and the Board of Managers are described below.

Under the Employment Agreement, each executive is eligible for a discretionary individual performance bonus, based on annual goals agreed to by the Board and the executive.  Mr. Persson may earn an individual performance bonus up to 50% of his annual base salary.  Messrs. Powell and Harrington may earn an individual performance bonus of up to 45% of their respective annual base salaries.  The individual performance bonus will be paid in cash no later than 30 days after the audited financial statements are approved by our Board of Managers unless deferred by the executive to the next tax year.

Moreover, under the Employment Agreements, each executive is eligible for a bonus based upon our return on equity for each fiscal year.  For Mr. Persson, the maximum bonus is 200% of his annual base salary and for Messrs. Powell and Harrington, the maximum bonus is 150% of their respective annual base salaries.  In each case, our Board of Managers has the discretion to waive the maximum.  ROE Bonuses will be paid 50% in cash and 50% in our Class A Units.  The number of Class A Units that will be issued will be based upon the higher of book or market value of the Class A Units at the time the bonus is awarded.  The cash portion of any bonus will be paid no later than 30 days after the audited financial statements are approved by our Board of Managers unless deferred by the executive to the next tax year.

The Class A Units portion of any bonus (the “Bonus Units”) will be issued as of the beginning of the fiscal year.  For a period of one year from the effective date of issuance, the Bonus Units are nontransferable and subject to forfeiture to us upon termination of the executive officer’s employment for cause or termination of the executive’s employment at the executive’s election upon written notice (each, a “Forfeiture Event”).  After one year and until two years after the effective date of issuance, two-thirds of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event. After two years and until three years after the effective date of issuance, one-third of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event. The restrictions on transferability and forfeiture provisions terminate at the end of three years after the effective date of issuance to the executive officers, upon the occurrence of a change in control of us resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Managers, or upon retirement at age 59 1/2 years of age or older.

The Employment Agreements terminate upon the first to occur of the last day of the employment term if either party has given notice to the other of non-renewal, a date specified by either party in a written notice to the other, the death or permanent disability of the executive officer, “for cause” as defined in the Employment Agreements or by mutual agreement of the executive officer and us.

If the employment term is terminated other than by the executive officer’s death or disability, we are obligated to pay such executive officer an amount equal to his base salary, in normal salary payment intervals, for a severance period or for as long as the provisions regarding non-competition are in effect and the executive officer complies with the covenants set forth in the Employment Agreement.  For Mr. Persson the severance period is 24 months and for Messrs. Harrington and Powell the severance period is 12 months. We will also provide the executive officers with group benefits during this severance period.

If an executive officer’s employment was terminated other than by his death or disability as of August 31, 2007 and no event occurred resulting in termination of the transferability and forfeiture restrictions applicable to any Bonus Units held by the executive officer, we estimate that the value of the benefits under the Employment Agreements would have been as follows based upon his annual base salary for fiscal year 2007:

	Termination Other Than Death/Disability (No Termination of Restrictions on Bonus Units)
Executive Officer	Severance Payments	Value of Group Benefits
Dana Persson	$700,000	$19,613
Thomas A. Powell	$240,000	$9,431
Robert A. Harrington	$240,000	$9,431

If an executive officer’s employment was terminated other than by his death or disability as of August 31, 2007 and an event occurred that did result in termination of the transferability and forfeiture restrictions applicable to any Bonus Units held by the executive officer as of August 31, 2007, we estimate that the value of the benefits under the Employment Agreements would have been as follows based upon his annual base salary for fiscal year 2007 and Bonus Units held at August 31, 2007:

	Termination Other Than Death/Disability (Accelerated Termination of Restrictions on Bonus Units)
Executive Officer	Severance Payments	Value of Group Benefits	Value of Accelerated Vesting of Bonus Units (1)
Dana Persson	$700,000	$19,613	$26,838
Thomas A. Powell	$240,000	$9,431	—
Robert A. Harrington	$240,000	9,431	$5,035

(1)          Value based on a per unit price of $2.78, which is the fair market value of one Class A Unit.  Value of accelerated Bonus Units is determined by multiplying the fair market value by the number of Bonus Units whose receipt is accelerated.

The Employment Agreements also contain provisions prohibiting the executive officers from competing with us for a period of 12 months after the termination of the employment term, provisions relating to the disclosure, use and return of our confidential information and provisions requiring the executive officers to assign to us intellectual property developed by them.  Upon breach of any of these provisions, we may terminate any payments we are otherwise obligated to make under the Employment Agreements, among other remedies.

Board of Managers Compensation

For fiscal year 2007 service, all managers received a cash retainer of $1,000 per month.  Managers also received a fee of $350 per day for committee meetings, special meetings of the Board of Managers and all meetings in excess of six regularly scheduled Board meetings in fiscal year 2007.  In addition, the Chairman of the Board received an additional $500 per month, the Secretary and Treasurer of the Board received an additional $300 per month and the Vice Chairman of the Board and Chairs of each committee of the Board of Managers received an additional $200 per month.

Managers are also reimbursed approved out-of-pocket expenses associated with their attendance at meetings, mileage at the rate approved by the IRS and, for fiscal year 2007, for travel time at a rate of $50 per hour.  In addition, each manager will be granted 2,000 Class A Units for each year served on the board following each year of service.  The transfer of the Class A Unit is restricted for a period of three years with the restrictions lapsing as to one-third of the Class A Units on each of the first three anniversary dates of grant.  On May 22, 2007, 2,000 restricted Class A Units were issued to each of the following persons in recognition of service as a manager during fiscal year 2006:  Marvin Breitkreutz, Mark Chan, Howard Dahlager, Chris Edgington, Rodney Hebrink, and Paul Wilson.

The following table shows for fiscal year 2007, the cash and other compensation earned by or paid to each of our Board members serving in fiscal year 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Unit Awards (2) ($)	Total ($)
Marvin Breitkreutz	$10,825	$5,200	$16,025
Mark Chan	$13,575	$5,200	$18,775
Howard Dahlager	$18,950	$5,200	$24,150
Chris Edgington	$30,375	$5,200	$35,575
Paul Wilson	$22,825	$5,200	$28,025
Rodney A. Hebrink (3)	$19,562	$5,200	$24,762
James N. Rieth (4)	—	—	—

(1)	Represents cash retainer and meeting fees for fiscal year 2007 as described above.
(2)

Values expressed represent the actual compensation cost recognized by our company during fiscal 2007 for equity awards granted in 2007 and in prior years as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note 1(t), “Summary of Significant Accounting Policies — Stock-Based Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2007.

(3)	Mr. Hebrink served as our manager until October 5, 2007.
(4)	Mr. Rieth served as our manager until April 19, 2007.

Other Information

On December 18, 2007, the Board of Managers approved a new compensation arrangement for the Board of Managers and its committees effective December 1, 2007.  Under the new arrangement, the Board of Managers eliminated the monthly retainer of $1,000 for managers and travel time is reduced from $50 per hour to $25 per hour.  Additionally, the meeting fee was set at $400 for full-day meetings of the Board and $200 for each half-day Board meeting or committee meeting.  Additionally, the retainer for committee chairs was increased from $100 per month to $200 per month.  The cash compensation for service as an officer of the board and the equity compensation through Class A Units remained the same, as did our policy of mileage and expense reimbursement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled Compensation Discussion and Analysis (the “CD&A”) with management.  In reliance on this review and discussion, the Compensation Committee recommended to the Board of Managers that the CD&A be included in the Annual Report on Form 10-K for the year ended August 31, 2007 for filing with the Securities and Exchange Commission.

Submitted By the Compensation Committee of the Board of Managers:

Marvin Breitkreutz and Chris Edgington

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Managers is currently comprised of Messrs. Chan, Wilson and Dahlager.  In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and Moore Stephens Frost, our independent accountants.  The discussions with Moore Stephens Frost also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Moore Stephens Frost provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Moore Stephens Frost.

Based on the discussions with management and Moore Stephens Frost, the Audit Committee’s review of the representations of management and the report of Moore Stephens Frost, the Audit Committee recommended to our Board of Managers, and the Board of Managers approved, that our audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the Securities and Exchange Commission.

Submitted By the Audit Committee of the Board of Managers:

Mark Chan                            Paul Wilson                          Howard Dahlager

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2007, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest except as described below.

Relationship and Transactions with Land O’Lakes, Inc.

On June 30, 2006, we completed the acquisition of certain egg processing assets of MoArk, LLC and its subsidiaries, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and MoArk Egg Corporation (the “MoArk Acquisition”).  MoArk, LLC is a subsidiary of Land O’Lakes, Inc. (“LOL”).  As of February 15, 2008, LOL holds 697,350 of our Class A Units and a warrant to purchase 880,492 Class A Convertible Preferred Units which, upon exercise, are convertible into Class A Units at the election of the holder.  As a result, LOL is the beneficial owner of 25.0% of our Class A Units.  At August 31, 2007, there was $17 million in principal and $2,386,521 in accrued but unpaid interest outstanding on the Subordinated Promissory Note we issued to LOL as payment for a portion of the purchase price of the MoArk Acquisition.

We and LOL (or its affiliates) also became parties to agreements as a result of the MoArk Acquisition.  During the period from September 1, 2006 to August 31, 2007, we paid or accrued as an expense the following amounts to LOL (or its affiliates) under the agreements described below:

•                  $28,680,000 under an eggs supply agreement between us and MoArk pursuant to which MoArk supplies eggs to us; and

•                  $3,299,000 under certain license, research and development and other services agreements between us and LOL (or its affiliates).

We are also a party to a Trademark License Agreement with LOL’s affiliates, Norco Ranch, Inc. and McAnally Enterprises, LLC, under which we obtained a license to certain trademarks and trade names in connection with the distribution, packaging, marketing, and sale of certain egg products in the United States and Canada.  We did not pay or accrue any amounts relating to this Trademark License Agreement in fiscal year 2007.

Policies and Procedures for Review of Related Party Transactions

While we have not adopted a formal policy relating to our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission, we do have procedures in place for the review of certain of such transactions.  The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, manager or 5% or greater member or any affiliate of these persons has a direct or indirect material interest.  Our Code of Ethics and Business Conduct, which is applicable to all of our employees and managers, also prohibits our employees, including our executive officers, and our managers from engaging in conflict of interest transactions.  Requests for waivers by our executive officers and managers from the provisions of, or requests for consents by our executive officers and managers under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our managers and executive officers, and persons who own more than 10% of our Class A Units, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Class A Units and our other equity securities.  The insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4, and 5.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2007, all Section 16(a) filing requirements applicable to our insiders were complied with.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Moore Stephens Frost, LLP served as our principal accountant for fiscal year 2007.  The Audit Committee has also selected Moore Stephens Frost, LLP as our principal accountant for fiscal year 2008. We expect that a representative of Moore Stephens Frost will be at the 2008 Annual Meeting of Members to make a statement if they desire to do so and to respond to appropriate questions from members.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

Accountant Fees and Services

The following is an explanation of the fees billed to us by Moore Stephens Frost, LLP (“MSF”) for professional services rendered for the fiscal years ended August 31, 2007 and August 31, 2006, which totaled $196,440 and $157,899, respectively.

Audit Fees.  The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting or other services normally provided by MSF in connection with statutory and regulatory filings or engagements for the fiscal years ended August 31, 2007 and August 31, 2006 totaled $150,468 and $134,280, respectively.

Audit-Related Fees.  There were no fees billed to us for professional services for assurance and related services by MSF that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under “Audit Fees” for the year ended August 31, 2007 or for the year ended August 31, 2006.

Tax Fees.  The aggregate fees billed to us by MSF for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended August 31, 2007 and August 31, 2006 totaled $45,972 and $23,619, respectively.

All Other Fees.  There were no fees billed to us by MSF for the fiscal years ended August 31, 2007 and 2006 other than those described above.

Auditor Fees Pre-Approval Policy

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting.  The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls.  These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management.  Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All services described above for fiscal year 2007 were pre-approved by the Audit Committee or the Chairman of the Audit Committee before Moore Stephens Frost was engaged to render the services.

OTHER INFORMATION

Member Proposals for the 2009 Annual Meeting of Members

We have historically held our Annual Meetings of Members in mid-March, with a meeting notice mailing in February.  We expect to mail proxy statements for our 2009 Annual Meeting of Members on or about March 20, 2009.  Any proposal that a member would like to have considered for inclusion in our proxy material for that Annual Meeting of Members must be received by our Secretary no later than the close of business on November 20, 2008.  Any such proposal must be reasonably related to our business and must be legally appropriate for submission to our members.

A member who wishes to make a proposal for consideration at the next Annual Meeting of Members, but does not seek to include the proposal in our proxy material, must notify our Secretary no later than January 5, 2009. If the matter relates to the election of managers, the notice must set forth certain information with respect to the member who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Corporate Governance — Manager Nominations.”

Available Information

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.  The address of that site is www.sec.gov.

A copy of our Annual Report on Form 10-K, with any amendment thereto, will also be furnished by us to members without charge by calling us at (320) 329-8182 or upon a written request addressed to:

Investor Relations
Golden Oval Eggs, LLC
1800 Park Avenue East
P.O. Box 615
Renville, MN  56284

Other Matters

As of the date of this Proxy Statement, management knows of no other matters that may come before the 2008 Annual Meeting of Members.

[Unitholder Name and Number of

Units Owned to be Inserted]

MAIL BALLOT

GOLDEN OVAL EGGS, LLC

This mail ballot is a member’s opportunity to vote by mail at the 2008 Annual Meeting of Members of Golden Oval Eggs, LLC to be held on Tuesday, April 8, 2008 (and any adjournments or postponements of the meeting).  The Annual Meeting will be held at 1:30 p.m. central time at Jackpot Junction Hotel in Morton, Minnesota.

Information regarding the nominees for election to the Board of Managers, the procedures for the election of managers, and other information concerning the Annual Meeting can be found in the Proxy Statement for the Annual Meeting of Members first mailed to members of the Company on or about March 20, 2008.

The undersigned hereby votes all units of Golden Oval Eggs, LLC held of record by the undersigned on February 29, 2008 and which the undersigned would be entitled to vote if present in person at the 2008 Annual Meeting of Members as follows:

Proposal 1:

Election of three managers to serve on the Company’s Board of Managers for terms expiring at the Annual Meeting of the Company’s Members to be held in 2011 or until such manager’s successor is elected and shall qualify.

Chris Edgington	FOR ☐	WITHHOLD ☐

Mark Chan	FOR ☐	WITHHOLD ☐

Marvin Breitkreutz	FOR ☐	WITHHOLD ☐

This ballot when properly executed will be voted in the manner directed herein by the undersigned.  If no direction is given with respect to a particular proposal, the units represented by this ballot will be voted FOR the election of each nominee.

To vote, please complete, sign and date this mail ballot and return it in the postage-paid envelope provided with this mail ballot. If you vote by mail, your ballot will not be counted unless it is received by April 7, 2008 (or prior to any applicable adjournment or postponement of the meeting).  Although you are encouraged to vote by mail, you may vote in person by attending the Annual Meeting (and any adjournments or postponements of the meeting) as described in the Proxy Statement.

	Date:	,2008
Unitholder Signature**

** Please sign exactly as the units are held. If held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this ballot.